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PRESS RELEASE                                                 OCTOBER 26, 1999


TOSLI ACQUISITION B.V. EXTENDS TENDER OFFER FOR COMPANIA BOLIVIANA de ENERGIA ELECTRICA S.A. - BOLIVIAN POWER COMPANY
LIMITED'S STOCK TO NOVEMBER 8, 1999


New York, New York -October 26, 1999. Today, Compania Boliviana de Energia Electrica S.A. - Bolivian Power Company Limited (the "Company") announced that the tender offer of Tosli Acquisition B.V. ("Tosli") for all outstanding shares of the Company's common stock has been extended until 12:00 Midnight, New York City time, on Monday, November 8, 1999.

Tosli's tender offer was scheduled to expire at Midnight, New York City time, on Monday, October 25, 1999. The Depositary for the offer, U.S. Bank Trust National Association, has advised Tosli that 82,505 outstanding shares of the Company have been tendered as of the close of business on Friday, October 22, 1999.


For more information, reporters may contact the Information Agent:

                            MACKENZIE PARTNERS, INC.
                                 156 5th Avenue
                            New York, New York 10010
                                 (800) 322-2885